Exhibit 5.1

Lonsdale Avenue Law Centre

DOUGLAS J. LIVESEY, BA, LLB

#304-1200 Lonsdale Avenue
North Vancouver, BC V7M 3H6
Telephone: (604) 980-5089
Facsimile: (604) 980-5079
info@lonsdalelaw.ca

September 24, 2008

Board of Directors
Cybermesh International Corp.
Suite # 200 – 3753 Howard Hughes Parkway
Las Vegas, NV, 89165

Re: Registration Statement on Form S-8

I am counsel to Cybermesh International Corporation, (the "Company"), a corporation incorporated under the laws of the State of Nevada. In such capacity, I have assisted in the preparation of the Registration Statement of the Company on Form S-8 (the "Registration Statement") covering up to 3,000,000 shares of the Company’s common stock (the “Shares”) that the Company may issue pursuant to its 2008 Stock Plan (the "2008 Plan")

I have examined originals or copies, certified or otherwise identified to my satisfaction of the resolutions of the directors of the Company with respect to the matters herein. I have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as I have deemed relevant and necessary as a basis for the opinion expressed herein. I have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, I am of the opinion that each Share to be issued by the Company and sold pursuant to the Registration Statement will be, when issued pursuant to the terms of the 2008 Plan, validly issued, fully paid and non-assessable.

I am familiar with the general corporation law of the State of Nevada as presently in effect and I have made such inquiries with respect thereto as I consider necessary to render this opinion with respect to a Nevada corporation.

This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the general corporation law of the state of Nevada, as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and I hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without my prior written consent.

Yours truly,

LONSDALE AVENUE LAW CENTRE Per:

/s/ Douglas J. Livesey Douglas J. Livesey